Exhibit 99.1

949 South Coast Drive, Fourth Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports First Quarter 2010 Operating Results

COSTA MESA, Calif., April 23, 2010 (GLOBENEWSWIRE) — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the first quarter ended March 31, 2010.

Overview

During the quarter ended March 31, 2010, the Company generated net income of $126,000, as compared to a net loss of $2.1 million in the same quarter of 2009, which represents a $2.2 million, or 106% improvement over the first quarter of 2009. That improvement was primarily attributable to a $3.0 million, or 57%, increase in net interest income and a nearly $2.3 million, or 65%, reduction in the provision from loan losses, as compared to the first quarter of 2009, which together more than offset a $1.2 million decline in non-interest income and a $1.7 million increase in non-interest expense.

In the quarter ended March 31, 2010, net income allocable to common shareholders was reduced by accumulated, but unpaid, dividends of $208,000 on our Series A Convertible 10% Cumulative Preferred Stock (“Series A Preferred Shares”), resulting in a net loss allocable to common shareholders of $82,000, or $0.01 per diluted common share, for the quarter ended March 31, 2010. However, this compares favorably to the net loss allocable to common shareholders of $2.1 million, or $0.20 per diluted common share, in the quarter ended March 31, 2009.

“I am very pleased to witness what appears to finally be the beginning of an economic recovery, as evidenced by two consecutive quarters of growth in the GDP, with a 5.6% growth for quarter ended December 31, 2009,” stated Raymond E. Dellerba, President and CEO. “Another indicator is that the ‘Big Banks are once more showing earnings. Historically, this has been followed by the regional banks showing positive earnings as well.

We are happy to report that we are once more trending up, showing a significant improvement in our operating results and positive, albeit modest, earnings in our first quarter of year 2010. Some banks will continue to struggle with non-performing land and construction loans, but we exited construction lending in January of 2007, and these types of loans make up only 6% of our loan portfolio”, said Mr. Dellerba. “Another positive outcome for the Bank is the support we have gotten from our investors in our Series A Preferred Stock private placement, which to date has garnered $9,305,000 in new capital for us”, continued President Dellerba. “We also take pride in the new Directors we have attracted to our Boards, with the addition of Ambassador George L. Argyros to the Bancorp Board and Andrew Phillips to both the Bancorp and Bank Boards. Additionally, we have nominated two more candidates who will become Board members following regulatory clearances, Mark B. David who will be joining our Bank Board, and Gordon C. Rausser, Ph.D., of UC Berkeley , who will be joining our Bancorp Board,” stated Mr. Dellerba.

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PMBC Earnings Release

April 23, 2010

Results of Operation

Net Interest Income. Net interest income, which is a primary determinant of bank profitability, increased in the first quarter of 2010 by $3.0 million, or 57%, to $8.4 million, from $5.4 million in the first quarter of the prior year, due to an increase of $146,000, or 1.1%, in interest income and a decrease in interest expense of $2.9 million, or 36%.

The increase in interest income was primarily due to an increase in average earning assets during the first quarter of 2010, which more than offset the effects on interest income of a decline in prevailing market rates of interest.

The decline in interest expense in the first quarter of 2010 was primarily attributable to a change in the mix of deposits to a higher proportion of lower-cost core deposits and a lower proportion of higher-cost time deposits and decreases in market rates of interest, which more than offset the effects on interest expense of an overall increase of 10% in the total volume of interest-bearing deposits at March 31, 2010 as compared to March 31, 2009.

“During the first quarter of 2010, our net interest margin improved by 104 basis points to 2.96%, up from 1.92% in the same quarter of 2009, as interest rates paid on time deposits, other borrowings from the Federal Home Loan Bank and trust preferred debentures declined by 1.92%, 1.12%, and 1.35%, respectively, whereas the interest rates earned on loans declined by only two basis points.,” said Nancy A. Gray, Senior Executive Vice President and Chief Financial Officer.

Provision for Loan Losses. During the three months ended March 31, 2010, we made provisions for loan losses totaling $1.2 million, as compared to $3.5 million in the same three months of 2009, a reduction of $2.3 million, or 65%, which was made possible by a 74% reduction in net loan charge-offs to $682,000 in this year’s first quarter from $2.6 million during the same quarter of 2009. Notwithstanding this reduction in the provision for loan losses, the allowance for loan losses at March 31, 2010 totaled nearly $20.9 million, or 2.57% of the loans then outstanding, as compared to $20.3 million, or 2.44% of the loans outstanding at December 31, 2009 and $16.3 million, or 1.93% of the loans outstanding at March 31, 2009, as non-performing loans continue to be relatively high and we remain cautious about the prospects for an economic recovery during the remainder of 2010.

Non-interest Income. Non-interest income declined by $1.2 million, or 45%, to $1.3 million in the first quarter of 2010, from nearly $2.5 million in the first quarter of 2009, primarily as a result of a $1.7 million decrease in gains on sales of securities held for sale and a $33,000, or 9%, decrease in service charges and fees on deposits during the first quarter of 2010, only partially offset by $569,000 of income generated by our new mortgage banking division which commenced operations during the second quarter of 2009.

Non-Interest Expense. Non-interest expense increased by $1.7 million, or 26%, in the three months ended March 31, 2010, as compared to the same three months of 2009. That increase was, for the most part, attributable to (i) an increase of $679,000, or 19%, in salaries and employee benefits primarily as a result of the addition, subsequent to the first quarter of 2009, of credit administrators to address increases in non-performing loans and of mortgage banking personnel for our new mortgage banking operations, (ii) an increase in professional fees of $387,000 primarily due to increased legal fees and costs incurred to manage our increased level of non-performing assets, and (iii) an increase of $134,000 in Federal Deposit Insurance assessments as a result of the substantially higher insurance premiums imposed by the FDIC on all federally insured depository institutions in order to replenish the bank insurance fund which had been depleted by bank failures. Our efficiency ratio (non-interest expense as a percentage of total revenues from continuing operations) was 85.5% in the first quarter of 2010, substantially unchanged from 84.8% in the same quarter of 2009.

“We expect to see an improvement in our efficiency ratio during the remainder of 2010 as a result of a cost reduction program that we began implementing at the end of fiscal 2009,” stated Ms. Gray.

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PMBC Earnings Release

April 23, 2010

Balance Sheet Data

Loans. At March 31, 2010, gross loans totaled more than $812 million, a decrease of $32 million, or 4%, as compared to nearly $844 million at March 31, 2009. The following table sets forth, in thousands of dollars, the composition, by loan category, of our loan portfolio at March 31, 2010 and March 31, 2009. As the table indicates, during the 12 months ended March 31, 2010, we reduced the volume of real estate construction loans and land development loans in our loan portfolio in response to worsening conditions in the real estate market.

	March 31, 2010		March 31, 2009
	Amount	Percent	Amount	Percent
	Unaudited
Commercial loans	$253,714	31.2%	$302,996	35.9%
Commercial real estate loans — owner occupied	186,339	23.0%	178,734	21.1%
Commercial real estate loans — all other	139,931	17.2%	127,229	15.1%
Residential mortgage loans — multi-family	96,579	11.9%	101,751	12.1%
Residential mortgage loans — single family	68,098	8.4%	65,075	7.7%
Construction loans	20,304	2.5%	29,299	3.5%
Land development loans	30,601	3.8%	31,577	3.7%
Consumer loans	16,362	2.0%	7,702	0.9%

Gross loans	$811,928	100.0%	$844,363	100.0%

Deposits. Deposits increased by $99 million, or 11%, to $996 million at March 31, 2010, from $897 million at March 31, 2009, primarily as a result of a $69 million, or 24%, increase in our core deposits, comprised of (i) a $28 million, or 19%, increase in non-interesting bearing demand deposits, to $180 million at March 31, 2010, from $152 million at March 31, 2009, and (ii) a $40 million, or 31%, increase in savings and other interest bearing transaction deposits, to $170 million at March 31, 2010, from $130 million at March 31, 2009. Time deposits also increased, but to a lesser extent, by $31 million, or 5%, to $646 million at March 31, 2010, from $615 million at March 31, 2009. As a result, as a percentage of total deposits, lower cost core deposits increased to 35.2% at March 31, 2010 from 31.4% at March 31, 2009, while higher cost time deposits decreased as a percentage of total deposits to 64.8% at March 31, 2010 from 68.6% at March 31, 2009.

Asset Quality

Non-performing assets, which consist of non-performing loans and real property acquired by or in lieu of loan foreclosures (“other real estate owned”), increased by $17 million, or 44%, to $56 million at March 31, 2010, from $39 million at March 31, 2009. However, total non-performing assets at March 31, 2010 decreased by $4.0 million, or 7%, from $60 million at December 31, 2009. The following table sets forth the trend in the quality of the loan portfolio over the five quarters ended March 31, 2010, as measured by the changes in non-performing and delinquent loans and other real estate owned.

	2010	2009
	March 31,	December 31,	September 30,	June 30,	March 31,
Total non-performing loans	$44,793	$49,449	$59,576	$53,230	$21,906
Total other real estate owned	11,231	10,712	13,992	17,460	17,076

Total non-performing assets	$56,024	$60,161	$73,568	$70,690	$38,982

Loans 90 days past due	$20,693	$29,848	$31,568	$27,430	$7,592
Loans 30 days past due	18,924	1,945	7,631	15,135	9,741

Total loans past due 30 days or more	$39,617	$31,793	$39,199	$42,565	$17,333

Allowance for loan losses	$20,863	$20,345	$20,500	$20,442	$16,263
Ratio of allowance to total loans outstanding	2.57%	2.44%	2.46%	2.46%	1.93%

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PMBC Earnings Release

April 23, 2010

“As the above table indicates, non-performing loans and total non-performing assets trended downward during the 12 months ended March 31, 2010 and, as of that date, were at their lowest levels at any time during that 12 month period”, said Ms. Gray. “Nevertheless, loans 30 to 89 days past due increased, primarily as a result of loans to two customers that became delinquent during the quarter ended March 31, 2010”, added Ms. Gray. “These loans are included both in the total of non-performing loans and in the amount of loans 30-89 past due, at March 31, 2010 and the allowance for loan losses at March 31, 2010 includes reserves that have been specifically set aside for these loans”, continued Ms. Gray.

Financial Condition

At March 31, 2010, we had total capital on a consolidated basis of approximately $102 million and Pacific Mercantile Bank, our wholly owned banking subsidiary, had total capital of approximately $98 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 11% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities. The following table sets forth the capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand alone basis) at March 31, 2010, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At March 31, 2010		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
Total Capital to Risk Weighted Assets:
Company	$101,921	11.4%	N/A	N/A
Bank	98,285	11.0%	$89,044	At least 10.0%
Tier 1 Capital to Risk Weighted Assets:
Company	$90,646	10.2%	N/A	N/A
Bank	87,031	9.8%	$53,426	At least 6.0%
Tier 1 Capital to Average Assets:
Company	$90,646	7.6%	N/A	N/A
Bank	87,031	7.3%	$59,471	At least 5.0%

As previously reported, in October 2009 the Company commenced a private offering of up to $15.5 million of its Series A Preferred Shares, at a price of $100 per Series A Share payable in cash, to a limited number of accredited investors. Through March 31, 2010, we had sold a total of 88,500 of the Series A Preferred Shares, generating gross proceeds of $8,850,000, which is included in our total consolidated capital as set forth in the above table.

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates a total of eight financial centers in Southern California, four in Orange County, two in Los Angeles County, one in San Diego County and the other in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our two Los Angeles County financial centers are located, respectively, in the cities of Beverly Hills and Long Beach. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario (visible from the Interstate 10 Freeway). In addition, the Bank offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

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PMBC Earnings Release

April 23, 2010

Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly significantly, from our expectations as set forth in the forward-looking statements contained in this news release.

These risks and uncertainties include, but are not limited to, the following: The risk that economic recession and current market conditions will continue throughout 2010, as a result of which we could incur additional loan and credit losses that would adversely affect our results of operations and cause us to incur a loss in 2010; the risk that economic activity in the United states will decline even further in 2010 as a result of the economic recession, which could lead to reductions in loan demand and, therefore, cause our interest income, net interest income and margins to decline in 2010; the possibility that the Federal Reserve Board will keep interest rates low in an effort to stimulate the economy, which could reduce our net interest margins and net interest income and, therefore, adversely affect our operating results; the prospect that government regulation of banking and other financial services organizations or, more specifically, over us and our operations, will increase or change in a manner that would increase our costs of doing business and restrict our ability to take advantage of business and growth opportunities or even require us to raise additional capital, which could be dilutive of our existing shareholders; and the risk that the expenses of operating our new wholesale mortgage loan business, which we commenced in the second quarter of 2009, will more than offset the revenues that business generates, causing us to incur losses from that business.

Additional information regarding these and other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended March 31, 2010, which we filed with the Securities and Exchange Commission on April 1, 2010. Due to those risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

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PMBC Earnings Release

April 23, 2010

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share)

(Unaudited)

	Three Months Ended March 31,
	2010	2009	Percent Change
Total interest income	$13,659	$13,513	1.1%
Total interest expense	5,212	8,121	(35.8)%

Net interest income	8,447	5,392	56.7%
Provision for loan losses	1,200	3,450	(65.2)%

Net interest income (loss) after provision for loan losses	7,247	1,942	273.2%
Non-interest income
Service charges & fees on deposits	339	372	(8.9)%
Mortgage banking (including net gains on sales loans held for sale)	569	—	N/M
Net gains on sales of securities	205	1,884	(89.1)
Other than temporary impairment of securities	(34)	—	N/M
Net gains on sales of OREO	—	2	N/M
Other non-interest income	266	197	35.0%

Total non-interest income	1,345	2,455	(45.2)%
Non-interest expense
Salaries & employee benefits	4,337	3,658	18.6%
Occupancy and equipment	1,035	946	9.4%
Professional Fees	913	526	73.6%
FDIC Insurance	458	324	41.4%
OREO expenses	334	287	16.4%
Other non-interest expense	1,290	912	41.4%

Total non-interest expense	8,367	6,653	25.8%

Income (loss) before income taxes	225	(2,256)	110.0%
Income tax expense (benefit)	99	(122)	181.1%

Net income (loss)	126	(2,134)	105.9%
Cumulative undeclared dividends on Series A Preferred Stock	(208)	—	N/M

Net loss allocable to common stockholders	$(82)	$(2,134)	96.2%

Loss per common share:
Basic	$(0.01)	$(0.20)
Diluted	$(0.01)	$(0.20)

Weighted average number of shares outstanding
Basic	10,434,665	10,434,665
Diluted	10,434,665	10,434,665

Ratios from operations(1)
ROA	0.04%	(0.74)%
ROE	0.69%	(10.43)%
Efficiency ratio	85.45%	84.78%

Net interest margin (1)	2.96%	1.92%

(1)	Ratios and net interest margin for the three month periods ended March 31, 2010 and 2009 have been annualized.

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PMBC Earnings Release

April 23, 2010

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	March 31,		Increase/ (Decrease)
ASSETS	2010	2009
Cash and due from banks	$11,492	$14,012	(18.0)%
Interest bearing deposits	150,133	191,578	(21.6)%
Investments (including stock)	191,330	130,683	46.4%
Core Loans, net	790,529	827,709	(4.5)%
Loans held for sale, at lower of cost or market	16,468	—	N/M
OREO	11,231	17,076	(34.2)%
Investment in unconsolidated trust subsidiaries	682	682	—
Other assets	31,997	24,255	31.9%

Total Assets	$1,203,862	$1,205,995	(0.2)%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$180,339	$151,911	18.7%
Interest bearing deposits
Interest checking	42,352	25,786	64.2%
Savings/money market	127,594	103,915	22.8%
Certificates of deposit	646,202	614,980	5.1%

Total interest bearing deposits	816,148	744,681	9.6%

Total deposits	996,487	896,592	11.1%
Other borrowings	108,025	204,579	(47.2)%
Other liabilities	5,832	6,181	(5.6)%
Junior subordinated debentures	17,527	17,527	—

Total liabilities	1,127,871	1,124,879	0.3%
Shareholders’ equity	75,991	81,116	(6.3)%

Total Liabilities and Shareholders’ Equity	$1,203,862	$1,205,995	(0.2)%

Tangible book value per share(1)	$6.71	$7.99	(16.0)%

Common shares outstanding	10,434,665	10,434,665	—

(1)	Excludes accumulated other comprehensive income/loss, which was included in shareholders’ equity.

	Three Months Ended March 31,
Average Balances (in thousands)	2010	2009
Average gross loans (*)	$826,231	$867,433
Average earning assets	$1,158,177	$1,141,338
Average assets	$1,196,535	$1,179,817
Average equity	$74,290	$83,225
Average interest bearing deposits	$805,312	$651,553

(*)	Excludes loans held for sale and allowance for loan losses (ALL).

	At March 31,
Credit Quality Data (dollars in thousands)	2010	2009
Total non-performing loans	$44,793	$21,906
Total non-performing assets	$56,024	$38,982
Net charge-offs year-to-date	$682	$2,640
90-day past due loans	$20,693	$7,592
Allowance for loan losses	$20,863	$16,263
Allowance for loan losses /gross loans (excl. loans held for sale)	2.57%	1.93%
Allowance for loan losses /total assets	1.73%	1.35%

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